Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2022, with respect to the consolidated financial statements of Babylon Holdings Limited, included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

London, United Kingdom
April 28, 2022